Forward-Looking Statements
This presentation contains forward-looking statements relating to the financial condition, results of operations and business of
MidWestOne
Financial Group, Inc.
Forward-looking statements generally include words such as believes, expects, anticipates and other similar expressions. Actual results could differ materially from those indicated. Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the Company’s business, competitive pressures, general economic conditions and the risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange
Commission.
MidWestOne
Financial Group, Inc. undertakes no obligation to publicly
revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation.
EXHIBIT 99.1

MidWestOne
Overview
•
Headquarters:
Iowa City, Iowa
•
Employees:
428
•
Founded:
1934
•Merged: March, 2008
•
Assets:
$1.53 Billion (6   Largest Iowa Bank)
•
Market
Cap:
$76.9 Million
•
Ticker:
MOFG (NASDAQ Global Select Market)
•
Price:
$8.94 (as of 09/30/09)
•
Shares
Outstanding:
8,605,333 (as of 09/30/09)
Data as of September 30, 2009
th

Avenue of the Saints
Parkersburg
Cedar Falls
Waterloo
Hudson
Conrad
Belle Plaine
Melbourne
North Liberty
Coralville
Iowa City
Davenport
North English
West Liberty
Pella
Sigourney
Oskaloosa
Fairfield
Burlington
Ottumwa
Ft. Madison
Avenue of the Saints

MidWestOne Financial Group, Inc.

The MidWestOne Footprint • 29 Branch Locations of MidWestOne Bank within 20 Iowa Communities • Headquartered in Iowa City, Iowa

Key Financials as of 9/30/2009
Total Assets: $1,529,676,000
Total Bank Loans: $973,468,000
NPA/Bank Loans: 1.69%
Total Deposits: $1,152,814,000
Total Interest-Bearing Deposits: $1,027,805,000
Total Capital: $151,910,000
Tangible Capital: $139,325,000
TARP Investment: $16.0 Million (approved for $35 Million)
Total Equity: 9.93%; Tangible Common Equity: 8.15%
Tier 1 Capital Ratio: 9.91%
Total Loan Pools: $88,707,000
Source: MOFG 9/30/2009 10-Q Filing
Corporate Headquarters, Iowa City, Iowa

•
Capital
•
Liquidity
•
Credit and Loan Quality
•
NPAs are traditionally better than peer group
•
Excellent historical track record
•
Major agricultural lender (#58 in the U.S. according to the ABA)
•
Competitive product line
•
Opportunity to continue to reduce expenses
•
Iowa banking likely to consolidate in the next five years
•
Opportunity to increase market share in larger communities in our footprint
Why MidWestOne?

Loan Pool Participations
As of September 30, 2009, our loan pool investment was $88.7 million. As of September
30, 2009, approximately 6% of our earning assets were invested in loan pools, and approximately 3% of our gross total revenue was derived from the loan pools. The former
MidWestOne
had engaged in this business since 1988 and the Company continued the business following the merger. These loan pool participations are pools of performing, sub-performing and nonperforming loans purchased at varying discounts from the aggregate outstanding principal amount of the underlying loans. Our basis across the total loan pool portfolio is approximately $0.49 per $1.00 of loan face value.
The loan pools are held and serviced by a third-party independent servicing corporation.
The Company invests in the pools that are purchased by the servicer from nonaffiliated banking organizations and from the FDIC acting as receiver of failed banks and savings associations. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or to construction and real estate development loans.